Exhibit 99.1

SurgePays Announces the Acquisition of Torch Wireless

- Company Can Now Provide Subsidized Mobile Broadband in All 50 States -

BARTLETT, Tenn., April 07, 2022 (GLOBE NEWSWIRE) — SurgePays, Inc. (Nasdaq: SURG) (“SurgePays” or the “Company”), a technology and telecommunications company focused on the underbanked and underserved, announced today the acquisition of Torch Wireless, a provider of wireless broadband with the FCC’s Affordable Connectivity Program (ACP) in a cash and limited royalties deal.

Commenting on the acquisition, Chairman and CEO Brian Cox stated, “Acquiring Torch Wireless will allow SurgePays to open the entire country for our mobile broadband service. With the acquisition, SurgePays’ participation as a provider within the ACP program will go from 14 states to 50 states. Torch has the additional benefit of also being a licensed lifeline carrier as well. We believe this acquisition will also provide us the ability to initiate our online enrollment effort nationwide using a broad scope which should drive subscriber acquisition costs lower.

“I’m particularly proud that we were able to acquire a company, which will potentially have such an immediate impact on revenue, without giving away or selling additional equity. Said differently, an accretive acquisition with zero shareholder dilution.”

For more information on SurgePays, please visit the Company’s investor relations website at ir.surgepays.com.

About SurgePays, Inc.

SurgePays, Inc. is a technology and telecommunications company focused on the underbanked and underserved communities. SurgePhone Wireless provides mobile broadband to low-income consumers nationwide. SurgePays blockchain fintech platform utilizes a suite of financial and prepaid products to convert corner stores and bodegas into tech-hubs for underbanked neighborhoods. Please visit SurgePays.com for more information.

About SurgePhone Wireless

SurgePhone, a wholly owned subsidiary of SurgePays, is a mobile virtual network operator (MVNO) company licensed by the FCC to provide subsidized mobile broadband services to consumers qualifying under the federal guidelines of the Affordable Communication Program (ACP). The ACP provides SurgePhone up to a $100 reimbursement for the cost of each tablet distributed and a $30 per customer, per month subsidy for data services.

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

brian.prenoveau@mzgroup.us

+561 489 5315